Exhibit 5.1
[LETTERHEAD OF SKILLED HEALTHCARE GROUP, INC.]
May 15, 2007
Skilled Healthcare Group, Inc.
27442 Portola Parkway, Suite 200
Foothill Ranch, California 92610
Attn: Board of Directors

Re:	Registration Statement on Form S-8 of 1,123,181 shares of Class A Common Stock, par value $0.001 per share of Skilled Healthcare Group, Inc.
Ladies and Gentlemen:
     In connection with the registration by Skilled Healthcare Group, Inc. (the “Company”), of an aggregate of 1,123,181 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Shares”), issuable pursuant to the Skilled Healthcare Group, Inc. 2007 Incentive Award Plan (the “2007 Plan”), under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission, you have requested an opinion with respect to the matters set forth below.
     In my capacity as General Counsel of the Company, I am familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and, for the purposes of this opinion, I have assumed such proceedings will be timely completed in the manner contemplated by the Plan. In addition, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter.
     I am opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware (“DGCL”), and I express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.
     Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and upon the issuance and sale of the Shares in the manner contemplated by the Registration Statement and in accordance with the terms of the 2007 Plan, and subject to the Company completing all action and proceedings required on its part to be taken prior to the issuance of the Shares pursuant to the terms of the 2007 Plan and the Registration Statement, including, without limitation, receipt of legal consideration in excess of the par value of the Shares issued, the Shares will be validly issued, fully paid and nonassessable securities of the Company.

May 15, 2007

     With your consent, I have assumed for purposes of the opinion paragraph above that the issuance of the Shares will be recorded in the books of the Company and that the Company will comply with all applicable notice requirements of Section 151 of the DGCL.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Roland Rapp

Roland Rapp General Counsel, Secretary and Chief Administrative Officer